CONSECO PERFORMANCE-BASED
                                COMPENSATION PLAN
                             FOR EXECUTIVE OFFICERS

         Conseco, Inc. ("Conseco" or the "Company") hereby establishes this Performance-Based Compensation Plan for Executive Officers (the "Plan"). This Plan shall become effective upon the approval hereof by the shareholders of Conseco and shall thereupon replace the Company's existing Performance-Based Compensation Plan for Executive Vice Presidents.

         Each of Conseco's Executive Officers ("Executive Officers" being its Executive Vice Presidents and its other officers, other than its Chief Executive Officer (the "CEO"), designated as "executive officers" by Conseco's Board of Directors) shall receive a bonus with respect to each fiscal year determined as set forth below.

         1. First, the maximum potential bonus per Executive Officer for such year (the "Maximum Bonus") shall be computed. The Maximum Bonus for a fiscal year shall be equal to one percent (1%) of the annual Net Profits (as defined below) for such fiscal year of the Company. The bonus shall be calculated from the books and records of the Company which shall be kept in accordance with generally accepted accounting principles applied by the Company in the preparation of its financial statements. "Net Profits" shall mean the Company's Income from Continuing Operations (as defined below), as adjusted to add back or deduct, in each case to the extent such items were deducted in the computation of Income from Continuing Operations, (x) income taxes and (y) bonuses to the CEO and the Executive Officers. "Income from Continuing Operations" shall mean the Company's income from continuing operations, which shall exclude for this computation the effect (in each case net of applicable tax) of (i) extraordinary items, (ii) discontinued operations and (iii) the cumulative effects of changes in accounting principles.

         2. A separate calculation shall be made to determine what portion, if any, of the Maximum Bonus in excess of the Base Amount (as defined below) could be paid per Executive Officer and still permit the Company's ROE (as determined pursuant to clause (iii) below, the "ROE") for such fiscal year to be at least 15% (such amount exceeding the Base Amount and meeting such 15% ROE test for such fiscal year being referred to as the "Additional Potential Bonus"). The bonus payable to each Executive Officer for such fiscal year shall be 1% of the Net Profits for such fiscal year, but only to the extent such bonus does not exceed the sum of the Base Amount and the Additional Potential Bonus for such fiscal year; provided, that (i) no Executive Officer shall receive a bonus pursuant to this Plan for a fiscal year in excess of the Base Amount to the extent such total bonus would exceed one-third of the total bonus paid to the CEO for such fiscal year and (ii) such bonus may be reduced as provided in Item 5 below.

         3. The ROE for a fiscal year shall be determined by dividing (x) the Company's Income from Continuing Operations for such fiscal year, reduced by any dividends accrued with respect to such fiscal year on the Company's preferred stock, to the extent that such dividends were not deducted in the computation of Income from Continuing Operations (it being understood that any amounts paid to induce the conversion of preferred stock are not to be considered dividends on preferred stock), by (y) the arithmetic average of the Company's Average Common Equity (as

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defined  below) for the four quarters of such fiscal year.  The "Average  Common
Equity" of the Company for a quarter shall mean the arithmetic average of the common shareholders equity of the Company shown on its financial statements (adjusted to exclude unrealized appreciation or depreciation of fixed maturity securities net of any applicable expenses and deferred income taxes, as so adjusted "Common Shareholders Equity") as of the end of such fiscal quarter (as adjusted as provided below, the "Quarter End Equity") and the end of the preceding quarter (the "Quarter Start Equity"); provided, that if one or more Significant Events (as defined below) has occurred during the fiscal quarter as to which Average Common Equity is being determined, then the impact of each such Significant Events on the Quarter End Equity shall be reduced by a fraction, the numerator of which shall be the number of days in such quarter elapsed before said Significant Event occurred (it being understood that with respect to a Significant Event which includes a series of transactions which closed or were otherwise consummated over a period of time, the Company shall select a reasonable midpoint for purposes of this calculation) and the denominator of which shall be the total number of days in such quarter, and the Quarter End Equity shall be computed taking into account such reductions. "Significant Event" with respect to a quarter shall mean any event (such as a share issuance, share repurchase, conversion, acquisition, disposition, merger, consolidation or change in accounting principles) the effect of which event, or series of related events, is to cause the Quarter End Equity to change by at least 10% of the Quarter Start Equity from what it would otherwise have been absent such event or series of related events.

         4. The Base Amount for each of 1998 and 1999 shall be $4.5 million. The Base Amount shall be adjusted for 2000 and the last year of each consecutive three-year period that follows (each an "Adjustment Year"), to be the arithmetic average of the sum of the Base Amount and the Additional Potential Bonus, in each case regardless of the amount of bonus actually paid, for the two fiscal years immediately preceding such Adjustment Year. The Base Amount as so adjusted shall remain the same with respect to the two fiscal years following such Adjustment Year.

         5. Upon the recommendation of Conseco's CEO, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") may reduce the amount of the bonus that would have been payable under the Plan to any of the affected executives. Such reduction shall be at the sole discretion of the Compensation Committee after taking into account such subjective factors or other matters as it believes are appropriate in the best interests of Conseco and its shareholders. The respective bonus to each Executive Officer for the fiscal year, minus the quarterly payments to such Executive Officer described below shall be paid as soon as practicable after the Compensation Committee has certified that the payment meets the Net Profits test specified in the Plan.

         6. The cumulative accrued amount of each bonus shall be calculated as of the end of each fiscal quarter of the Company's fiscal year based on the year-to-date financial results. An amount not in excess of such accrued bonus, minus accrued bonus payments made for previous quarters of the same fiscal year, shall be paid to the respective Executive Officer as soon as practicable after the Compensation Committee has certified that the payment to be made meets the Net Profits test specified in the Plan, provided that (i) the cumulative maximum bonus payable with respect to the first quarter shall not exceed 25% of the Base Amount, first two quarters shall not exceed 50% of the Base Amount and first three quarters shall not exceed 75% of the Base Amount

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for such fiscal year,  and (ii) upon the  recommendation  of Conseco's  CEO, the
Compensation Committee of the Company's Board of Directors (the "Compensation Committee") may reduce the amount of the bonus that would have been payable for any quarter to any of the affected Executive Officers (such reduction being at the sole discretion of the Compensation Committee after taking into account such subjective factors or other matters as it believes are appropriate in the best interests of Conseco and its shareholders). If the quarterly payments for any fiscal year exceed the bonus payable for the entire year, the amount of such excess shall be repaid to the Company by the Executive Officer.

         7. The Compensation Committee shall have the sole authority to administer the Plan and make all decisions to interpret and apply its provisions. Written interpretations not inconsistent with the terms hereof may be issued from time to time by the Compensation Committee as guidance for interpreting and applying the Plan's provisions.



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